----------------------------------
                                                          OMB APPROVAL
                                              ----------------------------------
                                              OMB Number:              3235-0145
                                              ----------------------------------
                                              Expires:         December 31, 2006
                                              ----------------------------------
                                              Estimated average burden hours per
                                              response .....................  11
                                              ----------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                               Siam Imports, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    825716103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 29, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 825716103                    13G

--------------------------------------------------------------------------------
1     Names of Reporting Persons

      NITE CAPITAL LP

      I.R.S. Identification Nos. of Above Persons (entities only)


--------------------------------------------------------------------------------
2     Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC Use Only


--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of        5     Sole Voting Power
Shares
Beneficially           2,075,000
Owned by         ---------------------------------------------------------------
Each             6     Shared Voting Power
Reporting
Person                 0
With             ---------------------------------------------------------------
                 7     Sole Dispositive Power

                       2,075,000
                 ---------------------------------------------------------------
                 8     Shared Dispositive Power

                       0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,075,000
--------------------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row (9)

      8.65%
--------------------------------------------------------------------------------
12    Type of Reporting Person (See Instructions)

      PN
--------------------------------------------------------------------------------

CUSIP No. 825716103                    13G

Item 1(a)   Name of Issuer:

            Siam Imports, Inc. (the "Issuer")

Item 1(b)   Address of Issuer's Principal Executive Offices:

            3001 Knox Street, Suite 403
            Dallas, TX 75205

Item 2(a)   Name of Person Filing:

            Nite Capital LP

Item 2(b)   Address of Principal Business Office or, if none, Residence:

            100 East Cook Avenue.
            Suite 201
            Libertyville, IL 60048

Item 2(c)   Citizenship:

            Nite Capital LP is a Delaware limited partnership.

Item 2(d)   Title of Class of Securities:

            Common Stock, par value per share $.001 (the "Common Stock")

Item 2(e)   CUSIP Number:

            825716103

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o);

            (b) |_| Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c);

            (c) |_| Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c);

            (d) |_| Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e) |_| An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);

            (f) |_| An employee benefit plan or endowment fund in accordance
                    with ss.240.13d-1(b)(1)(ii)(F);

            (g) |_| A parent holding company or control person in accordance
                    with ss.240.13d-1(b)(1)(ii)(G);

            (h) |_| A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) |_| A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 825716103                    13G

Item 4.     Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a)   Amount beneficially owned:

                  Nite Capital LP beneficially owns 2,075,000 shares of Common Stock.(1)

            (b)   Percent of class:

                  8.65% of Common Stock. The foregoing is based on 24,000,000 shares outstanding on June 30, 2006 as reported by the Issuer in its Form 10-QSB filed with the Commission on August 23, 2006.

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        2,075,000

                  (ii)  Shared power to vote or to direct the vote

                        0

                  (iii) Sole power to dispose or direct the disposition of

                        2,075,000

                  (iv)  Shared power to dispose or to direct the disposition of

                        0

Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group

            Not Applicable.

Item 9.     Notice of Dissolution of Group

            Not Applicable.

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------
(1) The general partner of Nite Capital LP is Nite Capital LLC, a Delaware limited liability company. Nite Capital LLC, in such capacity, has voting and investment control with respect to the shares of Common Stock beneficially owned by Nite Capital LP.

CUSIP No. 825716103                    13G

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         Date: September 7, 2006

                                         NITE CAPITAL LP


                                         By:    Nite Capital LLC
                                                /s/ Keith Goodman

                                         Name:  Keith Goodman
                                         Title: Managing Member


                                  Page 5 of 5